Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion and incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 29, 2008, relating to the consolidated financial statements and financial statement schedule of Enstar Group Limited and subsidiaries and the effectiveness of Enstar Group Limited’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Enstar Group Limited and subsidiaries for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte & Touche
Hamilton, Bermuda
June 5, 2008